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                                                                    EXHIBIT 11.1

               FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)


                                                 THREE MONTHS ENDED
                                                     DECEMBER 31,
                                           ------------------------------
                                                 1996              1995
                                           ------------      ------------
                                           (IN THOUSANDS, EXCEPT PER SHARE
                                                       AMOUNTS)
Shares issued and outstanding (1)                13,420            12,852

Common Stock Equivalent
   Stock Options (2)                              1,050               850
                                           ------------      ------------
                                                 14,470            13,702
                                           ============      ============

Net income                                 $         68      $      5,002
                                           ------------      ------------

Earnings per share:
Net Income                                 $       0.01      $       0.37
                                           ============      ============

(1)   Shares issued and outstanding - based on the weighted average method.

(2) Stock options - based on the treasury stock method using average market price.